STATE OF CONNECTICUT

                      DEPARTMENT OF PUBLIC UTILITY CONTROL
                               TEN FRANKLIN SQUARE
                              NEW BRITAIN, CT O6O51


         DOCKET NO. 98-06-28 APPLICATION OF CENTRAL MAINE POWER COMPANY
                    CONCERNING HOLDING COMPANY RESTRUCTURING


                                 August 5, 1998

                         By the following Commissioners:

                                Donald W. Downes
                                Jack R. Goldberg
                                John W. Betkoski


                                    DECISION


I.   INTRODUCTION

     By Application filed with the Department of Public Utility Control (Department) on June 25, 1998, Central Maine Power Company (Central Maine or Company) an electric utility incorporated under the laws of the State of Maine and a foreign electric company within the meaning of Section 16-246c of the General Statutes of Connecticut (Conn. Gen. Stat.), requests any necessary authorization of the Department for the formation of a Maine-based holding company that would become the parent of Central Maine and several of its subsidiaries. The Company proposes to effectuate the holding company structure for Central Maine by having a subsidiary of a newly created holding company merge into Central Maine and for Central Maine to thereafter be a subsidiary of the holding company. Application, p. 5.

II.  PARTIES AND INTERVENORS

     Central Maine Power Company, 83 Edison Drive, Augusta, ME 04336; and the Office of Consumer Counsel, Ten Franklin Square, New Britain, CT, 06051, were designated as parties to this proceeding.

III. DEPARTMENT ANALYSIS

     The Department has reviewed the Company's request for any necessary authorization to proceed with its proposal to form a Maine-based holding company that would become the parent of Central Maine and several of its subsidiaries to determine if the Department has jurisdiction over the Company relative to its proposal and, if so, whether authorization to proceed with the proposal should be granted. In making its review, the Department considered that the Company is a corporation incorporated under the laws of the State of Maine and presently owns a 2.5 percent undivided interest as tenant-in-common in Millstone Unit No. 3, a nuclear generating unit in the Town of Waterford, Connecticut. Application,
p. 3. By virtue of its ownership of an interest in a utility facility located in Connecticut and pursuant to the provisions of Section 16-246c(c), the Company constitutes a public service company within the meaning of Conn. Gen. Stat.
Section 16-1 as amended by Public Act 98-28.

     The Company admits and the Department agrees that because of Central Maine's status as a public service company (and the nature of the Company's proposal), either or both Conn. Gen. Stat. Sections 16-47 and 16-43 may arguably apply./1/ Application, p. 3. However, Central Maine argues that the Department does not have jurisdiction under either Conn. Gen. Stat. Sections 16-47 or 16-43 because: (1) neither Central Maine nor the proposed holding company engage in the business of supplying service within the state as required for Department jurisdiction to apply under Section 16-47, and, (2) as to Section 16-43, the Company's proposal "does not represent any substantive change in Central Maine or its business." Application pp. 4-5, 29. The Department agrees only in part with Central Maine's interpretation of Conn. Gen. Stat. Section 16-1, as amended by Public Act 98-28; and concludes that the Department does not have jurisdiction over the transaction under Section 16-47. However, it does have jurisdiction under Section 16-43 since jurisdiction under this Section does not depend on "substantive change" as argued by the Company.

----------
/1/ Section 16-43 refers in pertinent part to the merger or sale of public service companies and issuance and approval of securities. Section 16-47 pertains to Department oversight in the event there is a change of control of electric companies and other utilities.
----------

     Central Maine suggests that, in the event the Department determines that it has jurisdiction, the Department should grant expedited approval given (1) the favorable opinion issued after a comprehensive review conducted in Central Maine's primary jurisdiction, Maine Public Utility Commission (MPUC) in the MPUC Decision dated May 1, 1998, in Docket No 97-930, (2) the favorable decision from the Nuclear Regulatory Commission dated June 2, 1998, in Docket No 50-423, and
(3) detailed reviews by the Securities and Exchange Commission and Federal Energy Regulatory Commission. Application, pp. 2, 29. In light of the reviews undertaken and approvals granted in other jurisdictions, Department review and approval under its own jurisdiction is largely redundant of action taken elsewhere. However, Conn. Gen. Stat. Section 16-246c(c) only allows the Department to waive its approval requirements in limited circumstances that do not apply to the Company's proposal. As such, the Department has reviewed the Company's proposal, including the supporting filings and the above noted Decisions of other jurisdictions, and finds that the proposal will not adversely impact electric service in Connecticut. Under Conn. Gen. Stat. Section 16-43, the Department hereby grants approval for Central Maine to enter into and make the transactions as described and for the purposes proposed.

IV.  FINDINGS

1.   Central Maine has complied with all relevant filing requirements.

2. The holding company structure for Central Maine will be effectuated by having a subsidiary of a newly created holding company merge into Central Maine and for Central Maine to thereafter be a subsidiary of the holding company.

3. The Company is a corporation incorporated under the laws of the State of Maine and presently owns a 2.5 percent undivided interest as tenant-in-common in Millstone Unit No. 3, a nuclear generating unit in the Town of Waterford, Connecticut.

4. Neither Central Maine nor the proposed holding company engage in the business of supplying service within Connecticut.

5.   The following  actions have been taken relative to the Company's  proposal:
     (1) the favorable opinion issued after a comprehensive review conducted in Central Maine's primary jurisdiction, Maine Public Utility Commission
     (MPUC) in the MPUC Decision dated May 1, 1998, in Docket No. 97-930, (2) the favorable decision from the Nuclear Regulatory Commission dated June 2, 1998, in Docket No. 50-423, and (3) detailed reviews by the Security and Exchange Commission and Federal Energy Regulatory Commission.

V.   CONCLUSION AND ORDERS

A.   Conclusion

     The  Department  does not have  jurisdiction  pursuant to Conn.  Gen. Stat.
Section 16-47 over the transaction for the purposes described in the Application. However, the Department does have jurisdiction pursuant to Conn. Gen. Stat. Section 16-43. The Department grants its approval pursuant to Conn. Gen. Stat. Section 16-43 relating to Central Maine's proposed reorganization and formation of a Maine-based holding company as described in its application.

B.   Order

     For the following Order, please submit an original and five (5) copies of the required material, identified by Docket Number, Title, and Order Number to the Executive Secretary:

1. Central Maine shall file with the Department, within a reasonable time after each Decision becomes available, any Decisions issued by the Maine Public Utilities Commission relating to the proposed reorganization and formation of a Maine-based holding company that is the subject of the instant docket.


DOCKET NO. 98-06-28   APPLICATION  OF CENTRAL  MAINE  POWER  COMPANY  CONCERNING
                      HOLDING COMPANY RESTRUCTURING

This Decision is adopted by the following Commissioners:


                           Donald W. Downes


                           Jack R. Goldberg


                           John W. Betkoski


                             CERTIFICATE OF SERVICE

     The foregoing is a true and correct copy of the Decision issued by the Department of Public Utility Control, State of Connecticut, and was forwarded by Certified Mail to all parties of record in this proceeding on the date indicated.


                      /s/ Nicholas E. Neeley                  Aug -5 1998
                      ------------------------------------    -----------
                      Nicholas E. Neeley                      Date
                      Acting Executive Secretary
                      Department of Public Utility Control